UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 Kite Realty Group Trust

(Exact name of registrant as specified in its charter)

Maryland	11-3715772
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

30 S. Meridian Street, Suite 1100 Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip code)

Kite Realty Group Trust 2008 Employee Share Purchase Plan

(Full title of the Plan)

John A. Kite

Chief Executive Officer and President

Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

(Name and address of agent for service)

(317) 577-5600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐	Smaller reporting company	☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Shares, par value $0.01 per share	500,000	$12.92	$6,460,000	$2,539

(1)   Represents the aggregate number of Common Shares reserved for issuance under the Registrant’s 2008 Employee Share Purchase Plan.

(2)   Pursuant to Rule 457(c) and (h) computed on the basis of the average of the high and low prices per share of the Common Shares on August 7, 2008

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the Kite Realty Group Trust 2008 Employee Share Purchase Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents filed with the Commission:

1)	Our annual report on Form 10-K for the year ended December 31, 2007 filed on March 17, 2008.

2)	Our quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed on May 12, 2008.

3)	Our quarterly report on Form 10-Q for the quarter ended June 30, 2008, filed on August 11, 2008.

4)	Our current reports on Form 8-K filed on February 11, 2008, May 12, 2008, June 13, 2008, and August 8, 2008.

5)

The description of our common shares contained in our Registration Statement on Form 8-A, filed under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.	Description of Securities.

Not applicable. Our Common Shares are registered with the Commission under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the applicable standard of conduct was not met.

Our declaration of trust provides that, to the maximum extent permitted by Maryland law in effect from time to time and in accordance with applicable provisions of our bylaws, we shall indemnify (a) any of our present or former trustees or officers (including any individual who, at our request, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of his or her service in such capacity, and (b) any of our trustees or officers who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity, against reasonable expenses incurred by such trustee or officer in connection with the proceeding and shall pay or reimburse, in advance of final disposition of the proceeding, such reasonable expenses. We have the power, with the approval of our board of trustees, to provide such indemnification or advancement of expenses to any present or former trustee or officer who served our predecessor and to any of our employee or agent of our predecessor.

In connection with their service to our company, we have entered into indemnification agreements with certain of our executive officers and trustees pursuant to which we agree, subject to certain exceptions and limitations, to indemnify and hold harmless these officers and trustees against judgments, penalties, fines, and settlements and reasonable expenses actually incurred by or on behalf of them in connection with certain legal proceedings. The indemnification agreements also provide that, under certain circumstances, we will advance these officers and trustees expenses in connection with these legal proceedings.

We maintain an officer and trustee liability insurance policy insuring our officers and trustees against certain liabilities and expenses incurred by them in their capacities as such, and insuring us under certain circumstances, in the event that indemnification payments are made to such officers and trustees.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

Exhibit No.	Description

5.1	Opinion of Hogan & Hartson L.L.P. regarding the validity of the common shares registered hereby.

10.1	Kite Realty Group Trust 2008 Employee Share Purchase Plan (incorporated by reference to the registrant’s Form 8-K filed with the Commission on May 12, 2008).

23.1	Consent of Ernst & Young LLP.

23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on this 11 day of August, 2008.

KITE REALTY GROUP TRUST

By:	/s/ John A. Kite

John A. Kite
Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kite or Daniel R. Sink his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 11 day of August, 2008:

Signature	Title

/s/ Alvin E. Kite, Jr.

Alvin E. Kite, Jr.	Chairman of the Board of Trustees
Chairman of the Board of Trustees

/s/ John A. Kite	Chief Executive Officer, President and Trustee

John A. Kite	(Principal Executive Officer)
Chief Executive Officer and President

/s/ Daniel R. Sink	Executive Vice President and Chief Financial Officer

Daniel R. Sink	(Principal Financial and Accounting Officer)
Senior Vice President and Chief Financial Officer

/s/ William E. Bindley

William E. Bindley	Trustee
Trustee

/s/ Richard A. Cosier

Richard A. Cosier	Trustee
Trustee

/s/ Eugene Golub

Eugene Golub	Trustee
Trustee

/s/ Gerald L. Moss

Gerald L. Moss	Trustee
Trustee

/s/ Michael L. Smith

Michael L. Smith	Trustee
Trustee

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hogan & Hartson L.L.P. regarding the validity of the common shares registered hereby.

10.1	Kite Realty Group Trust 2008 Employee Share Purchase Plan (incorporated by reference to the registrant’s Form 8-K filed with the Commission on May 12, 2008).

23.1	Consent of Ernst & Young LLP.

23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).